Exhibit 10.3

21January 2015

Ronald Stephen Delia

MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER

Offer of Employment

This offer of employment and the associated terms and conditions are detailed below. This offer represents the whole of the agreement reached regarding your employment.

1.                                      Duties and Responsibilities

You will be employed in the position of Managing Director and Chief Executive Officer with Amcor Limited (the “Company”). You will be responsible to, and will report to, the Board of Directors of Amcor Limited (“Board”) through the Chairman and will have overall responsibility for the management of the Company. You will be required to perform all duties and responsibilities of that role that the Board may designate from time to time which are reasonably consistent with your role, including the duties and responsibilities of which you were informed and/or that were set out in any material provided to you during the selection process.

2.                                      Compliance with Directions and Keeping the Company Informed

You will perform your duties and responsibilities in accordance with the Board’s reasonable directions and will keep the Board informed of any developments in relation to your role.

You are required to comply with all ethical standards, policies and procedures (as amended from time to time) that relate to the operation of the business of the Company including but not limited to health and safety policies and procedures, provided that you have been made aware of and provided access to such policies and procedures (including amendments).

You will:

•                  devote your full time and attention to the Company’s business during working hours and honestly and diligently carry out your duties and responsibilities;

•                  promote the interests and further the business of the Company;

•                  not do anything which may be prejudicial or detrimental to the business of the Company including but not limited to competing against the Company or soliciting or endeavoring to entice away from the Company an employee, co-worker or consultant;

•                  comply with all your fiduciary duties to the Company and all your obligations under this contract with respect to the protection of Intellectual Property at all times; and

•                  comply with any policies or procedures which may be implemented and/or amended by the Company from time to time, provided that you have been made aware of and provided access to such policies and procedures (including amendments).

3.                                      Place of Work

Your initial place of work shall be the Company’s office currently located in Melbourne, Victoria. Should your primary location change this will be agreed with the Board. In the event of a change to your primary location, the arrangements set out in the second and third columns of Attachment 3 will apply and will replace, or be in addition to, the relevant provisions of this contract, which parties acknowledge may require review to recognise local laws and practices.

You will be required to travel regularly on the business of the Company. Business travel will be in accordance with any Travel Policy in place from time to time.

4.                                      Hours of Work

You will be expected to work the hours required to satisfy the range of duties and responsibilities of the position, without payment of additional remuneration. This may include after-hours work and weekends in addition to usual business hours.

5.                                      Remuneration

5.1                               Salary

Your base salary of US$1,400,000 will be paid to you less income tax instalments and other statutory deductions that the Company is required by law to make, into your nominated bank account on the scheduled payroll payment date. This may be paid to you in the form of a split payroll with part paid in your work location and the remainder in the United States (US). The delivery of any payments in a foreign currency will be converted using the average monthly exchange rate for the preceding month. Any additional payments made to you throughout your employment (for example, as part of the Other Fixed Remuneration (as per clause 5.2 below) and payments under the Management Incentive Plan) will follow the same exchange rate conversion logic (i.e. average monthly exchange rate for the preceding month).

Your base salary will be reviewed annually on a date selected by the Company - currently October each year. Base salaries are adjusted at the Company’s discretion to take into account the Company’s performance, your individual performance and market and industry conditions. The Company is not obliged to increase your base salary as a result of any review.

For the purpose of section 330 of the Fair Work Act 2009 (Cth):

•                  the Company undertakes to pay you the above stated amount of earnings (as reviewed from time to time) in relation to the performance of work during any period of 12 months under this contract; and

•                  you accept this undertaking, and agree with the amount of the earnings that will be paid to you.

You authorise the Company, to the extent permitted by law, to deduct from any remuneration accrued and due to you under the terms of this contract:

•                  any overpayment of base salary or expenses or payment made to you by mistake or not owed to you;

•                  any money owed by you to the Company;

•                  any other sum or sums which may be required to be authorized by law;

•                  any tax or other national contributions due in respect of remuneration, benefits-in-kind or any other monies received or receivable by you from the Company; and

•                  any awards or shares delivered that become subject to the Clawback provisions as defined under the Company’s incentive plans.

5.2                               Total Fixed Remuneration (TFR) is defined as salary (per 5.1 above) plus Other Fixed Remuneration (OFR)

Your OFR will total US$300,000 per annum, which makes your TFR US$1,700,000 per annum.

The OFR provides you with a flexible approach in deciding the type and level of benefits available to you. The OFR may include, for example, payments made on your behalf by Amcor into a pension fund of your choice (see clause 5.3 below), to fund the cost of purchasing and maintaining a motor vehicle (see clause 5.4 below) and health insurance for you and your family (see clause 5.5 below). The resulting balance of OFR, if any, can be paid monthly to you in cash with appropriate tax instalment deductions made.

If the OFR becomes insufficient due to mandatory changes to pension contributions or, changes to actual health insurance and motor vehicle costs occur, the parties agree to discuss a change to the OFR, acting reasonably.

5.3                               Pension

Your OFR referred to in clause 5.2 includes an allowance for the Company’s obligations under the Australian Superannuation Guarantee Scheme. However, you may continue to participate in your US pension arrangements should you wish to. This includes US 401 (k), FICA, Medicare, Retirement Savings Contribution and SERP. Any required contributions will be deducted from your OFR, however if this is insufficient then the shortfall will be deducted from your base salary.

You will continue to be eligible to participate in the Amcor Rigid Plastics Deferred Compensation Plan (subject to the plan rules in place at the time).

Participation in any other retirement benefit plan is provided only if required by legislation.

5.4                               Motor Vehicle

Covered under Perquisite policy

5.5                               Health Insurance

Covered under Perquisite policy

5.6                               Management Incentive Plan

You are invited to participate in the Company’s Management Incentive Plan (“MIP”) subject to the rules which are set by the Board from time to time.

You are also invited to participate in the Company’s Management Incentive Plan - Equity (“EMIP”) subject to the rules which are set by the Board from time to time. Your participation in the EMIP is subject to obtaining the necessary shareholder/ regulatory approvals which may include your 2014/15 participation if required by law.

The Company reserves the right to alter or disband the MIP and the EMIP at its discretion.

The terms and conditions of the MIP and the EMIP are governed wholly by the Plan Rules.

For the 2014/15 financial year, the MIP cash incentive potential in your new role will apply on a pro-rata basis from the Commencement Date and will be added to any cash incentive earned in your current role (also on a pro-rata basis up to the Commencement Date). The same treatment will apply to the EMIP grant for this period except that any additional EMIP grant for your new role for this period will be a cash equivalent.

Formal performance objectives will be set and reviewed for you regarding any cash incentive payable under the MIP.

Any payment under the MIP or award under the EMIP in any year does not guarantee payment/ awards in any subsequent year. Any payment/award under the MIP or EMIP will not be considered in the calculation of any other salary related benefit.

5.7                               Long Term Incentive Plan

You are invited to participate in the Company’s Long-Term Incentive Plan (“LTIP”) subject to the rules which are set by the Board from time to time. The Company reserves the right to alter or disband the LTIP at its discretion. Participation in this plan is subject to any necessary shareholder/ regulatory approvals. The terms and conditions of this plan are governed wholly by the Plan Rules.

The first grant under the LTIP will be made late in 2015, subject to obtaining the necessary shareholder/ regulatory approvals. For the 2014/15 financial year, in addition to any grant under the LTIP that you have earned in your current role (on a pro-rata basis up to the Commencement Date), the LTIP incentive potential in your new role will apply on a pro-rata basis from the Commencement Date to 30 June 2015 (both inclusive), except that any LTIP grant for this period will be satisfied by way of payment of the cash equivalent to you.

5.8                               Home Leave Travel

Covered under Relocation policy

5.9                               Tax Advice and Tax Equalization

Covered under Relocation policy

5.10                        Mobile Telephone

Covered under Perquisite policy

5.11                        Deed of Appointment

The Company will enter into a Deed of Appointment with you in the form set out in Attachment 4 (or such other terms as otherwise agreed in writing with you) (Deed of Appointment) upon or as soon as practicable after the execution of this contract.

6.                                      Changes in legislation

Your remuneration, as specified in the sub-clauses of Clause 5 above, includes all payments and benefits that the Company is obliged to provide to you or on your behalf. If there are any newly introduced payments, benefits, restrictions or obligations which become applicable under legislation then both you and the Company agree to be bound by such changes.

7.                                      Performance Review

Your performance will be formally reviewed at least once each year.

8.                                      Computer Use

Your use of the Company’s computers and all electronic networked services such as electronic mail, the internet and intranet, must be strictly in accordance with any relevant Company policies as amended from time to time. In particular, you must not use any unauthorised computer disk or information technology storage device in the Company’s computer system. You acknowledge that a serious breach of this policy may constitute a disciplinary offence.

9.                                      Annual Leave

You will be entitled to 20 days annual leave per annum, in accordance with applicable legislation as in force from time to time and also in accordance with the Company’s Leave Policy, as amended from time to time.

You will be paid out any accrued but untaken annual leave on termination of your employment. This will be calculated in accordance with applicable legislation as in force at the time of the termination.

To the extent permitted by law, the Company will deduct from your salary, or any other payment due to you, a day’s pay for each day which you have taken in excess of your entitlement as at the date of your termination of employment.

10.                               Long Service Leave

You are entitled to long service leave under the laws of the State of Victoria. Your prior periods of service with the Company will determine your eligibility for long service leave, however only your periods of service in the State of Victoria will count towards the accrual of any long service leave entitlement.

11.                               Personal Leave

If you suffer a personal illness or injury, or you are required to provide care or support to a member of your immediate family or household who requires that care because of a personal illness or injury or an unexpected emergency, you will be entitled to paid personal leave of 10 days per annum (pro-rata if working part-time), in accordance with applicable legislation as in force from time to time and the Company’s Personal Leave Policy, provided you comply with the rules and procedures of the Policy, as amended from time to time.  Payment for periods in excess of legal entitlements for personal leave may be granted under the Company’s Sick Leave Policy (as amended from time to time). Also, you may be entitled to unpaid personal leave in some circumstances.

You will not be paid out accrued but untaken personal leave on termination of employment.

The Company reserves the right, where it considers it reasonably necessary, to require you to undergo a medical examination by a doctor nominated by the Company at its expense.

You consent to any such medical report being disclosed, in confidence, to the Company.

12.                               Compassionate Leave

You will be entitled to a period of 2 days paid compassionate leave for each permissible occasion as defined in section 104 of the Fair Work Act 2009 (Cth), in accordance with applicable legislation as in force from time to time and the Company’s policy, as amended from time to time. You will not be paid out accrued but untaken compassionate leave on termination of employment.

13.                               Parental leave

You are entitled to apply for parental leave in accordance with the provisions of the Company’s Parental Leave Policy (as amended from time to time). You will not be paid out accrued but untaken parental leave on termination of employment.

14.                               Public Holidays

You are entitled to public holidays gazetted for the State of Victoria.

15.                               Business Expenses

The Company will reimburse you for reasonable costs that you necessarily incur in the performance of your duties. Claiming of expenses must be in accordance with the Company policy and administrative systems as applicable from time to time, and are to be approved by the Chairman in a form that he/she desires (acting reasonably).

16.                               Termination of Employment

Your employment may be terminated as follows.

(i)                       Termination on Notice- Employee - You may terminate your employment by giving not less than 6 months’ written notice to the Company, unless the Company agrees to accept a shorter period of notice (although no payment will be made to you on account of any period waived).

(ii)                    Termination on Notice - Company- the Company may terminate your employment by giving 12 months’ notice to you.

(iii)                 Summary Termination of Employment- Company- Your employment may be terminated by the Company immediately and without notice (and without payment in lieu of notice) if you commit:

•                  a serious or persistent breach of any of the terms or conditions of your employment; or

•                  any willfully and materially negligent act in the course of your employment; or

•                  any criminal offence for which you are convicted which, in the reasonable opinion of the Company, impairs your ability to perform your duties; or

•                  any wrongful or dishonest or fraudulent act or conduct which, in the reasonable opinion of the Company, brings the Company into disrepute; or

•                  any other act which would entitle the Company to dismiss you summarily.

(iv)                Termination for Good Reason- Employee- You may terminate your employment by giving not less than 3 months’ written notice to the Company in the following circumstances:

•                  your position, title, duties, responsibilities or accountabilities are materially adversely altered without your consent;

•                  you are required to relocate outside of Australia without your consent or on terms other than as contemplated in this contract;

•                  the Company is no longer listed, or its shares quoted, on the Australian Securities Exchange;

•                  your remuneration package at target incentive levels and maximum incentive levels (as stated in Attachment 1 and reviewed from time to time) is materially changed

•                  without your consent, in circumstances where the change is disproportionate to any changes affecting other executive officers of the Company (this clause does not apply to reduced actual remuneration as a result of failure to meet relevant performance targets); or

•                  the Company commits a serious or persistent breach of its obligations under this contract.

(v)                   Termination on Death or Permanent Disability- Your employment will be deemed to be terminated if you:

•                  die (as confirmed by a certificate of death), on the date of such death;

•                  become of unsound mind or becomes liable to be dealt with under any law relating to mental health;

•                  become permanently disabled or incapacitated by reason of illness, accident, or other physical or mental disability, such that, in the opinion of an independent physician, you are rendered incapable of performing the services contemplated by this contract for an aggregate period of 180 days in any 12 months period, on the date of determination of such disability or incapacitation; or

are advised by an independent physician, that your health has deteriorated to such a degree that it is advisable for you to leave the service of the Company.

In the event of termination under Clause 16(i), 16 (ii) or 16(iv), the Company may elect to pay your salary in lieu of all or part of any notice period. Payment in lieu of notice will be calculated on the dollar value of your base salary as at the date of termination or deemed termination of your employment.

In the event of termination under Clause 16(v), the Company agrees that you will be entitled to receive a payment, on the date of deemed termination, equal to the same amount that you would have received if the Company had terminated your employment under Clause 16(ii) and elected to pay your salary in lieu of all of that notice period. Any payments under this clause will be reduced to the extent you or your estate receives an insurance payment under a Company funded insurance policy, but this does not include insurance payments that you may receive by way of your participation in Company pension plans.

During any period of notice, the Company may require you (during all or part of the notice period) not to carry out any of your duties and responsibilities, not to attend work, not to access the Company’s computer systems and/or not to have any contact with any customers, suppliers or employees of the Company or any company in the Company Group and the Company may withdraw any powers vested in you.

The total of any payments made on termination under this Clause 16, or under any other provisions in this contract, or other discretionary payments made outside this contract including any unvested awards under the Company’s incentive plans cannot exceed the maximum amount prescribed within the Corporations Act or otherwise approved by shareholders of the Company.

17.                               Company Property, Accrued Entitlements and Debts to the Company

All equipment issued to you in connection with your employment remains the property of the Company.

Upon termination of your employment or at the Company’s request at any time, you will immediately return to the Company all documents, manuals, keys, access cards and property belonging to the Company or to any of the Company’s clients that are in your possession or control.

If this contract is terminated for whatever reason, the Company will pay to you on the date of termination, in addition to any termination payment to which you are entitled under Clauses 16and28:

•                  all accrued but unpaid TFR;

•                  payment for any accrued but untaken annual leave entitlement;

•                  any long service leave entitlement; and

•                  reimbursement of expenses under Clause 15.

Upon termination of your employment, unless another repayment scheme has already been agreed with the Company, you authorise the Company to the extent permitted by law to deduct from your final entitlements any loans, debts, overpayments or other obligations owed to the Company by you.

18.                               Other consequences of termination

At the same time as you sign this letter to indicate your acceptance of the offer of employment, you will sign and deliver to the Chairman the letter of resignation as a director.

By doing so, you agree that immediately upon termination of your employment for any reason, or upon Amcor giving you notice of termination under Clause 16 above, the Chairman may date and deliver that letter to the relevant company secretary to effect your resignation as a director from Amcor Limited and any related bodies of corporate of which you are an officer.

19.                               Human Resources Policies

You are expected to familiarise yourself and comply with the terms of the Company’s policies.

The Company may vary or replace the terms of its human resources policies and introduce new policies from time to time, and will notify you of any such variation or replacement. The Company’s Human Resources (and other) Policies are not a term or condition of this agreement.

20.                               Conflict of Interest

During your employment with the Company or a company within the Company Group, you must not be involved with or have a financial interest (other than an investment shareholding of no more than 5%) in any business or enterprise that:

•                  competes with;

•                  is a customer of; or

•                  supplies goods or services to

the Company and any company in the Company Group.

You must arrange your affairs so that it could not be reasonably alleged that there is a conflict between your interests and those of the Company and any company in the Company Group, and the Company will not require you, and you are not required, to engage in any conduct or activity that may reasonably cause any allegation that there is such conflict.

21.                               Confidential Information

During your employment, you will be exposed to, or will generate, information in relation to the Company or any other company in the Company Group, that is not in the public domain, including but not limited to:

(1)                                financial affairs;

(2)                                suppliers;

(3)                                customers and clients (including lists of names and addresses);

(4)                                future plans, research and development;

(5)                                business methods, systems and strategies;

(6)                                technical operations;

(7)                                contractual arrangements;

(8)                                intellectual property;

(9)                                pricing policies and costings; and

(10)                         any other commercial, financial or technical information,

of the Company and any company in the Company Group, and Know-How (as defined in Clause 22 of this Global Contract).

Throughout and at all times following the termination of your employment, you must not use, disclose or communicate this information which you have come to know or received or obtained at any time or disclose documents or copies of documents in any form (including on any media or device) belonging to the Company containing such information to any unauthorised person or to allow an unauthorised person access to or copy of such information or use it for purposes other than those of the Company. In particular, you must not permit this information to be disclosed to competitors of the Company and any other company in the Company Group.  You must report any approach made to you to provide this information.

You must not disclose or use, for your own purposes or those of any person associated with you, any knowledge of financial results of the Company and any company in the Company Group prior to their release to the public. In particular, you must not disclose or use any information concerning the Company which, if publicly disclosed, could affect the market price of the Company’s shares.

Nothing in this contract shall restrict your rights to make a protected disclosure under the specific protected disclosure legislation that applies to your jurisdiction.

22.                               Intellectual Property

22.1                        Definitions:

Intellectual Property Rights means:

a)             all rights conferred by statute, common law or in equity and subsisting anywhere in the world in relation to:

i.                  registered and unregistered copyright;

ii.               inventions (including patents, innovation patents and utility models);

iii.            confidential information, trade secrets, technical data and Know-how;

iv.           registered and unregistered designs;

v.              registered and unregistered trademarks;

b)             any other rights resulting from intellectual activity in the industrial, commercial, scientific, literary or artistic fields which subsist or may hereafter subsist;

c)              any license to use a domain name granted in the .au or the .com domain;

d)             any applications and the right to apply for registration of any of the above; and

e)              any rights of action against any third party for infringement of or in connection with the rights included in paragraphs (a) to (d) above,

but excluding moral rights, and similar personal rights, which by law are non- assignable, and any right to claim (and retain) damages and other remedies in relation to those non-assignable personal rights.

Know-How means information, know-how and techniques (whether or not confidential and in whatever form held) including:

a)             formulae, discoveries, design specifications, drawings, data, manuals and instructions;

b)             customer lists, sales marketing and promotional information;

c)              business plans and forecasts; and

d)             technical or other expertise,

which have been or are in the future conceived, created, developed, prepared or produced by you in the course of your employment under this contract.

Works means all works, designs, materials, concepts and other subject matter, including drafts, variations and elements thereof, which have been or are in the future conceived, created, developed, prepared or produced by you in the course of your employment under this contract.

23.                               Protection of Intellectual Property

Except as otherwise provided by law, you acknowledge that the Company owns and will own all right, title and interest to any and all Intellectual Property Rights in the Works.

You hereby irrevocably and unconditionally assign to the fullest extent permitted by law either present or future, and exclusively to the Company:

•                  all right, title and interest in any and all Intellectual Property Rights in the Works; and

•                  all rights conferred by statute, common law or in equity and subsisting anywhere in the world in relation to the Know-how, including all rights to claim (and retain) any damages or other remedies (including but not limited to an account of profits) for past misuse or unauthorised disclosure of the Know-How which arose before this assignment.

You acknowledge that:

•                  the Company may make any use or disclosure of the Know-How as it thinks fit; and

•                  any improvement to or development of any of the Works or Know-How, including all Intellectual Property Rights in the Works and all rights in the Know-How, made by or for the Company during or after the termination of this contract will be the sole property of the Company.

The Company may apply for, in its own name and at its cost, any rights in respect of the Works or Know-How or any improvement or development.

You agree to, at the Company’s cost, do all things and execute all deeds, instruments, transfers or other documents as may be necessary or reasonable to give full effect to the provisions of this Clause 23, including (but not limited to) the provision of any reasonable assistance (at the request of the Company) in the preparation or prosecution of any patent or design applications and also the provision of all reasonable assistance as the Company may request to allow the Company to obtain, perfect, enforce, assert or defend any of its interests, rights or consents acquired or obtained (or sought to be acquired or obtained) directly or indirectly from this clause.

24.                               Consents and warranties

a)             You agree that, in providing, reproducing, enhancing or maintaining any Works, you will act in the course of your employment as an employee of the Company pursuant to this contract.

b)             You agree not to grant any licence in respect of the Works, including all Intellectual Property Rights in the Works, to anyone other than the Company or any other member of the Company Group, without the Company’s consent.

c)              Where you create or make or are involved in creating or making any Works (including future Works) while in the course of employment, you irrevocably and unconditionally consent, to the maximum extent permitted by law (either present or future), to the Company and any person licensed or authorised by the Company, doing anything in relation to the Works that (but for this consent) would or might otherwise infringe any of your moral rights or similar rights anywhere in the world, and you waive all your present and future moral rights which arise under your jurisdiction’s legislation.

25.                               Delivery

You must, at the Company’s cost, promptly reduce into material form, and deliver into the physical possession and control of the Company all material forms and embodiments (including those stored in electronic or similar media) of, the Works and Know-How, as directed by the Company.

26.                               Anti-trust (Anti-competition)

You must not knowingly engage in any conduct in the course of your employment that contravenes applicable trade practices or anti-trust (anti-competition) law wherever you work.

The Company will not require you, and you are not required, to engage in any conduct or activity that may result in a breach by you of this Clause 26.

27.                               Personal Data and Privacy

You give the Company permission to collect, retain and process personal information about you that is reasonably necessary for the purpose of administering your employment, provided that the Company respects and protects the privacy of all personal information that is collected, handled, stored or transferred by or on behalf of it.

It may be necessary for the Company to disclose these data to others for that purpose, including other employees of the Company, companies in the Company Group, the Company’s professional advisers, and government authorities and other authorities (under a legal requirement), and potentially out of your jurisdiction. You consent to the processing, use, disclosure and transfer by the Company of personal data relating to you if such disclosure is necessary.

Notwithstanding anything else, the Company undertakes not to engage in conduct which could reasonably be alleged to be contrary to applicable privacy legislation.

You must respect and protect the privacy of personal information which you collect, handle, store or transfer in the course of your employment with the Company. You must not engage in conduct which could reasonably be alleged to be contrary to applicable privacy legislation. You are required to read and familiarise yourself with the Company’s Privacy Policy and Guidelines.

28.                               Restrictions

The restraints contained in this Clause 28 apply for a period of 12 months commencing from the date that notice of termination of your employment is given under Clause 16 (whether by you or the Company) (Restraint Period):

You understand that the Company has a right to protect its interests. In the course of your employment you are likely to obtain knowledge of trade secrets and confidential information with respect to products developed by the Company or any company in the Company group.

If directed by the Company, you must not, after the cessation of your employment with the Company, directly or indirectly:

a)             represent yourself as connected with or interested in the business of the Company;

b)             for the applicable Restraint Period and in the Restraint Area:

(i)                       perform Restricted Services in the business of any Direct Competitor;

(ii)                    supply Restricted Goods to any Customer, or assist another person to do so, for or on behalf of a Direct Competitor;

(iii)                 solicit, or endeavor to solicit away from the Company, any Customers;

(iv)                provide information about any Customers and Confidential Information (as defined in clause 21), Intellectual Property Rights or Know-How (as defined in clause 22) to another person or assist another person in soliciting or endeavoring to solicit away from the Company any Customers;

(v)                   provide information about any of the Company’s Employees, Agents or Contractors to another person or assist another person in inducing or encouraging any Employees, Agents or Contractors to leave their employment or agency, or to cease providing services to the Company or any company in the Company group; or

(vi)                induce or encourage any Employees, Agents or Contractors to leave their employment or agency or to cease providing services to the Company or any company in the Company group

In this clause:

•                            “Customer “ means any material customer of a Material Business;

•                            “Direct Competitor” means any person conducting a material business in the Restraint Area that is in direct competition with a Material Business being carried on by the Company or any company in the Company Group as at the date of termination of your employment;

•                            “Employees, Agents or Contractors” means any person who was employed by, acted as an agent for, was engaged by, or provided personal services to the Company or any company in the Company group who was in a position of responsibility or had access to confidential information or whose departure could have a detrimental effect on the Company and with whom you had contact during the final 12 months of your employment or if you have been employed by the Company for less than 12 months this lesser period applies;

•                            “Material Business” means a business unit within the Company or the Company Group that generated at least 5% of the total revenue of the Company Group, in the last complete financial year immediately prior to the date of termination of your employment;

•                            “Restraint Area” means all regions in which the Company operates a Material Business as at the date of termination of your employment;

•                            “Restricted Goods” means goods the same as or substantially similar to the goods that you dealt with on behalf of the Company or any company in the Company group during the final 12 months of your employment or if you have been employed by the Company for less than 12 months this lesser period applies;

•                            “Restricted Services” means services the same as or substantially similar to the services that you provided to the Company or any company in the Company group or on its behalf during the final 12 months of your employment or if you have been employed by the Company for less than 12 months this lesser period applies; and

•                            “You” means you personally and any entity that you directly or indirectly manage or control;

If any provision of this clause is unenforceable, illegal or void that provision is severed and the other provisions of this Clause remain in force.

29.                               Disciplinary and Grievance Procedures

The Company’s policies on disciplinary and grievance procedures apply to your employment.

30.                               Severability

If any clause or part of a clause of your contract of employment is unenforceable, illegal or void that provision is severed and the remaining part of the clause and all other clauses of this contract remain in full force and effect and will not in any way be impaired.

31.                               Entire Agreement and General Clauses

This Global Contract (Attachment 2), the attached Offer Letter, the Total Remuneration Statement (Attachment 1), Attachment 3 and the Deed of Appointment (Attachment 4) comprise the entire agreement between you and the Company with respect to the terms of your employment.

32.                               Governing Law

Your contract of employment with the Company and any dispute concerning the terms and conditions of your employment will be governed by and determined in accordance with the laws of Victoria.

33.                               Dispute Resolution

Any dispute that arises concerning your employment must be conciliated through the Board.

34.                               Effect United States Tax Laws

Section 409A: To the extent permitted by law, payments and benefits provided under or referenced in this contract of employment are intended to be designed in such a manner that they are either exempt from the application of, or comply with, the requirements of, Section 409A of the United States Internal Revenue Code and the regulations issued thereunder (collectively, as in effect from time to time, “Section 409A”) and shall be construed, administered and interpreted in accordance with such intention. If, as of the date of your termination, you are a “specified employee” within the meaning of Section 409A, then to the extent necessary to comply with Section 409A and to avoid the imposition of taxes and/or penalties under that Section, payment to you of any amount or benefit under this contract of employment or any other Company plan, program or agreement that constitutes  “nonqualified deferred compensation” under Section 409A and which under the terms of the employment contract, plan, program or arrangement would otherwise be payable as a result of and within six (6) months following such termination shall be delayed, as provided under current regulatory requirements under Section 409A, until the earlier of (i) five (5) days after the Company receives notification of your death or (ii) the first business day of the seventh month following the date of your termination.

Any payment or benefit under this contract of employment or any other Company plan, program or agreement that constitutes nonqualified deferred compensation and that is payable upon a termination of your employment shall only be paid or provided to you upon a “separation from service”. If you or the Company determine that any payment, benefit, distribution, deferral election, or any other action or arrangement contemplated by the provisions of this contract of employment or any other Company plan, program or agreement would, if undertaken or implemented, cause you to become subject to taxes and/or penalties under Section 409A, then such payment, benefit, distribution, deferral election or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of this contract of employment or other Company plan, program or agreement will be deemed modified in order to provide you with the intended economic benefit and comply with the requirements of Section 409A.

Section 280G/Section 4999: In the event it shall be determined that any payment, benefit or distribution to or for your benefit, or the acceleration thereof, under this contract of employment or from any other source (collectively “Total Payments”), would be subject to the excise tax imposed by Section 280G and Section 4999 of the United States Internal   Revenue Code, such Total Payments shall be reduced, to the extent permitted by law, to the extent necessary to avoid such result; provided, however, that no such reduction shall occur if (i)  the net amount of such Total Payments as so reduced (after subtracting the net amount of all applicable taxes on such reduced Total Payments) is less than (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of all applicable taxes, including the excise tax described in this paragraph, on such unreduced Total Payments).

35.                               General

Your contract of employment with the Company is on a personal and confidential basis and should be treated as such except as required by law.

5 June 2015

INTERNATIONAL ASSIGNMENT TO SWITZERLAND

ASSIGNMENT TERMS AND CONDITIONS

Total Fixed Remuneration

Following your relocation to Switzerland, you will remain on your agreed base salary of USD 1,400,000. You will also continue to receive USD 300, 000 of Other Fixed Remuneration (OFR) which makes your Total Fixed Remuneration USD 1,700,000.

Payroll

While you are based in Switzerland, you will continue to be paid from the US payroll and payments will be made into your US bank account. You may elect to also receive a portion of salary in Switzerland, which will typically be delivered from the Swiss payroll into a Swiss bank account.

As agreed, the delivery of any payments in Switzerland will be converted using the average monthly exchange rate for the preceding month.

Pension

Covered under Relocation policy

Management Incentive Plan

You are invited to participate in the Company’ s Management Incentive Plan (“ MIP”) subject to the rules which are set by the Board from time to time.

Long Term Incentive Plan

You are invited to participate in the Company’s Long-Term Incentive Plan {“LTIP”) subject to the rules which are set by the Board from time to time.

Relocation Benefits

Covered under Relocation policy